For further information, contact:


At The Company:                        Investor Relations:
M Power Entertainment, Inc.            OTC Financial Network
Deanna Slater                          Rick McCaffrey
(212) 731-0834                         Investor Relations
deanna.slater@mpe.us.com               781-444-6100, ext. 625
http://www.mpe.us.com                  rick@otcfn.com



FOR IMMEDIATE RELEASE:

M Power Entertainment Signs Letter of Intent to Acquire Tropical Printing

New York NY: September 12, 2005: M Power Entertainment Inc. (OTCBB: MPWE) a developer of lifestyle initiatives to emerging global markets, today announced that it has signed a Letter of Intent to acquire 100% of Tropical Printing LLC, a privately-held commercial printing company located in Sarasota, Florida. The transaction was arranged by Stanton, Walker & Company, a New York-based consulting firm retained by the Company.

Tropical Printing provides premium-printing services to businesses in the U.S. and Canada. Led by a management team that has over 40 years of experience in the printing industry, Tropical Printing employs state-of-the-art presses and retains trained professionals specializing in turnkey production. Tropical Printing serves a growing market that includes both regional and national magazines such as Sarasota's Scene magazine as well as internationally branded entertainment companies such as "The Stars of the Moscow State Circus."

Steve Reuther, President of Tropical Printing, stated, "I and partner Sam Mauro are excited to be part of M Power Entertainment. Under their business model, Tropical Printing will be able to grow through expert business guidance and opportunities from within and outside the Company."

Gary Kimmons, CEO of M Power Entertainment, said, "The acquisition of Tropical Printing offers the possibility for M Power to add new revenue streams to its existing mix of companies, as well as to gain access to new emerging markets and to obtain production capabilities that can further strengthen our infrastructure."


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About Tropical Printing

Tropical Printing is a full service commercial printer with a focus on the printing of publications. The company currently has contracts to print several monthly publications. The other large segment of business for the company is in the entertainment business through the printing and distribution of tickets and programs for live entertainment.

About M Power Entertainment

Based in New York, NY, MPWE is a next-generation media and entertainment corporation providing a diversified portfolio of state-of-the-art entertainment and media resources. MPWE maintains a strategy of acquiring profitable ventures in related Entertainment and Lifestyle venues. For more information on M Power Entertainment please visit the corporate website at http://www.mpe.us.com.

Safe Harbor

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.